EXHIBIT 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 40-F) of Talisman Energy Inc. of our report dated February 28, 2005 to the shareholders of Talisman Energy Inc.

We also consent to the incorporation by reference in the Registration Statement (Form F-9 No. 333-111084) pertaining to U.S. $1 Billion aggregate principal amount of Debt Securities and the Registration Statement (Form S-8 No. 333-12812) pertaining to the Employee Stock Option Plan and Director Stock Option Plan of Talisman Energy Inc. of our report dated February 28, 2005, with respect to the consolidated financial statements of Talisman Energy Inc. incorporated by reference in the Annual Report (Form 40-F) for the year ended December 31, 2004.

ERNST & YOUNG LLP
Calgary, Canada	Ernst & Young LLP
March 14, 2005	Chartered Accountants